Exhibit 99.1

For Immediate Release

News Release

For Details, Contact:

Karen Peck
Director, Marketing Communications
425-637-1643
karen.peck@click2learn.com

John Atherly
Investor Relations
(425) 637-1557
john.atherly@click2learn.com

CLICK2LEARN ANNOUNCES THIRD QUARTER 2003 RESULTS

Platform revenue up 22%; Earnings per share meets guidance

Bellevue, WA – Monday, October 20, 2003 – Click2learn (NASDAQ: CLKS) today announced its results for the quarter ended September 30, 2003.

The earnings Webcast and conference call for investors, previously announced for Wednesday, October 29, now will be held on Tuesday, October 21, from 7 – 8 a.m. PDT.

For the third quarter of 2003, Click2learn reported revenues of $7.5 million, up 8% from $6.9 million in the third quarter of 2002.  Driving revenue growth was a 22% increase in platform revenue to $6.4 million up from $5.3 million in the third quarter 2002.  Platform revenues reflect the continued market acceptance of the company’s award-winning Aspen Enterprise Productivity Suite™.  Offsetting this strong growth were year over year declines in revenues derived from the company’s non-core Tools and Content Services revenue categories which, combined, were down 35% to $1.1 million as compared to $1.6 million in 2002.

Net loss for the third quarter was $1.4 million or ($0.04) per share as compared to a loss from continuing operations of $2.5 million or ($0.10) per share for the same period in 2002.  The results were in line with the company’s guidance of ($0.03) to ($0.04) per share.

“I’m pleased with the progress made during the third quarter toward evolving Aspen and expanding our reseller and system integrator relationships,” said Kevin Oakes, Click2learn CEO.  “During the quarter, we released version 2.5 of our Aspen Enterprise Productivity Suite which enhanced all aspects of our award-winning platform.  In addition to a wide variety of performance and scalability enhancements to our LMS, LCMS and Virtual Classroom, this newest release of Aspen is highlighted by optimized database support for both Oracle and Microsoft SQL Server, and by improved auditing, digital signature, and other compliance capabilities critical to meeting the challenges of today’s highly regulated business environment.  With the launch of Aspen 2.5, the most comprehensive version of our integrated, single-platform solution to-date, Click2learn further defines itself as the industry’s premier technology provider.”

“Despite the continued acceptance of Aspen, the third quarter is typically our industry’s slowest quarter,” continued Oakes.  “With that expectation we focused our efforts on expanding our reseller and system integrator partner network. Our goal with these partners is to expand Aspen’s revenue opportunity beyond that which our direct sales force can generate.  I’m pleased with the quality and passion for our industry that I’ve seen from these new partners.  We recruited a number of new domestic and international partners.  We passed a number of initial opportunities generated by our sales force to these new partners.  The results from these efforts and our direct sales were Aspen license revenue of $2.7 million for the quarter, our highest quarterly achievement this year.    Offsetting this growth was a decrease of approximately $900,000 from second quarter levels in implementation revenue as many of our partners performed these services.  We feel that the long term dividends Click2learn will receive from these relationships far out weigh the short term revenue loss.”

In the third quarter of 2003, many new and current customers purchased Aspen directly from Click2learn including The U.K. Ministry of Defense, EnCana, Blue Cross Blue Shield, Osram Sylvania, Symantec, Southern Company, M&T Bank, BAE Systems, Fremont Investment and Loan, and Accenture among others.

Click2learn And Docent Announce Plan To Merge

Today Click2learn and Docent, Inc. (NASDAQ: DCNT), two leading enterprise software companies in the business performance and learning market, announced the signing of a definitive agreement for a strategic merger of equals aimed at creating the largest and strongest solution provider for the Global 500 customer.  The combination will bring together two of the strongest and most innovative business performance and learning management software companies to create a single company well positioned for long-term global leadership.

Under terms of the Agreement and Plan of Reorganization that has been approved by the board of directors of each company, Click2learn, Inc and Docent, Inc. will each be acquired by a new corporate entity.  Stockholders of Click2learn will receive .4144 shares in the new company for each common share held on the closing date or approximately 52% of the new company, without taking into account the exercise of options prior to the closing date.  Stockholders of Docent will receive .9525 shares in the new company for each common share held on the closing date or approximately 48% of the new company, without taking into account the exercise of options prior to the closing date.  Outstanding options and warrants will be converted into options and warrants for the purchase of shares in the new corporation in accordance with the same exchange ratios.  The transaction is anticipated to be a tax-free reorganization and/or a tax-free exchange for United States tax purposes.  A copy of the Agreement and Plan of Reorganization will be filed with the United States Securities and Exchange Commission.  We expect to file a registration statement containing a proxy statement/prospectus related to the transaction for the necessary stockholder vote in the coming weeks.  Given the ordinary timetable, we expect to close the transaction sometime in early Q1-2004.

A Webcast and conference call will be held on Tuesday, October 21 from 6 - 7 a.m. PDT to discuss further details of the merger.  The live audio of the conference call will be accessible to the public via Webcast at www.click2learn.com/investor, or via phone at (888) 368-4278or at (706) 679-3154.  A replay of the conference call will be available through November 30, 2003, via archived Webcast at the same URL or via phone at (800) 642-1687or (706) 645-9291, ID number 3525595.

C.E. Unterberg, Towbin is acting as exclusive financial advisor to Docent, and Craig-Hallum Capital Group is acting as the exclusive financial advisor to Click2Learn.

Financial Guidance

Year to date Click2learn’s total revenue has grown 8% to $23.6 million as compared to $21.9 million over the same period in 2002.  Platform revenue has grown 22% over this same period to $19.9 million from $16.2 million in 2002.  While we would expect to see similar trends in the fourth quarter, our proposed merger with Docent may impact purchasing decisions.

As a result we are projecting that revenue will fall in a range between $7.0 million and $9.0 million, and our loss per share is projected to fall in a range between $0.00 and $0.06.

Investor Conference Call

The earnings Webcast and conference call will be held on Tuesday, October 21 from 7 - 8  a.m. PDT.  The live audio of the conference call will be accessible to the public via Webcast at www.click2learn.com/investor, or via phone at (888) 368-4278or at (706) 679-3154.  A replay of the conference call will be available through November 30, 2003, via archived Webcast at the same URL or via phone at (800) 642-1687or (706) 645-9291, ID number 3245616.

About Click2learn, Inc.

Click2learn (NASDAQ: CLKS) is the recognized leader in enterprise productivity solutions for Global 2000 organizations and government agencies seeking to improve business performance and workforce productivity. Using Click2learn’s Aspen Enterprise Productivity Suite™, many of the world’s best-known corporations improve sales force readiness, achieve and demonstrate regulatory compliance, improve speed and quality of customer service, and educate customers and partners, while at the same time realizing significant cost savings.  Click2learn’s clients include such industry leaders as  Accenture, American Airlines, Anheuser Busch, AT&T, Blue Cross/Blue Shield, Cendant, Fujitsu, Microsoft, New Horizons, Pfizer, the National Guard, The Thomson Corporation, Symantec and Vodafone.  Based in Bellevue, Wash., with offices throughout the U.S., Click2learn [www.click2learn.com, 800.448.6543] also is represented in Europe, Australia, Japan and India.

This announcement contains forward-looking statements, including statements about future business operations, financial performance, customer benefits and potential synergies to be derived from the transaction and other market conditions that include risks and uncertainties. These statements are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and neither Docent nor Click2learn assumes any obligation to update any such forward-looking statements. These statements are not guarantees of future results and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. You are cautioned not to place undue reliance on any forward-looking statements.  Factors that could cause actual results to differ include, but are not limited to, (i) the challenges and costs of closing, integration and restructuring and the ability to achieve anticipated synergies associated with the announced plans to merge Docent and Click2learn; (ii) an emerging and rapidly evolving market, (iii) market uncertainty with respect to the proposed merger and acceptance of the combined company’s product offerings by customers and partners; (iv) adverse changes in general economic or market conditions; (v) delays or reductions in information technology spending; (vi) the ability to attract and retain highly qualified employees; (vii) intense competition in the marketplace and (viii) other events and other important factors disclosed previously and from time to time in Docent’s and Click2learn’s with the Securities and Exchange Commission,  including the companies’ respective 10-K and 10-Q filings.

Click2learn, Aspen and ToolBook are trademarks of Click2learn.  All other company and product names are the trademarks of their respective owners.

CONTACT: Click2learn Inc.
Karen Peck, 425/637-1643
karen.peck@click2learn.com

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CLICK2LEARN, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2003	2002
Assets

Current assets:
Cash and cash equivalents	$14,909	$3,586
Accounts receivable, net of allowance for returns and doubtful accounts of $454 in 2003 and $927 in 2002	9,445	10,785
Other	1,108	1,776
Total current assets	25,462	16,147
Property and equipment, net	939	1,214
Goodwill	2,877	2,877
Intangible assets, net	3,624	4,636
Other	573	599
Total assets	$33,475	$25,473

Liabilities and Stockholders’ Equity

Current liabilities	$11,935	$13,247
Total current liabilities	11,935	13,247
Noncurrent liabilities	—	—
Total liabilities	11,935	13,247

Stockholders’ equity	21,540	12,226
Total liabilities and stockholders’ equity	$33,475	$25,473

CLICK2LEARN, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenue:
Platforms	$6,443	$5,295	$19,866	$16,231
Tools	672	907	2,230	3,402
Content services	398	737	1,547	2,218
Total revenue	7,513	6,939	23,643	21,851

Cost of revenue:
Platforms (1)	1,812	1,306	5,332	4,593
Tools	140	268	398	950
Content services	383	577	1,401	1,884
Total cost of revenue	2,335	2,151	7,131	7,427
Gross margin	5,178	4,788	16,512	14,424

Operating expenses:
Research and development	1,731	1,924	4,658	6,376
Sales and marketing	3,308	3,690	10,485	12,952
General and administrative	1,467	1,182	4,217	4,221
Employee severance	—	485	—	485
Total operating expenses	6,506	7,281	19,360	24,034
Operating loss from continuing operations	(1,328)	(2,493)	(2,848)	(9,610)
Other income (expense)	(8)	15	(101)	28
Equity in losses of affiliate	(25)	(25)	(75)	(175)
Loss from continuing operations before income taxes	(1,361)	(2,503)	(3,024)	(9,757)
Income tax	(8)	—	(26)	—
Loss from continuing operations	(1,369)	(2,503)	(3,050)	(9,757)
Loss from discontinued operations	—	(4,949)	—	(7,599)
Net loss	$(1,369)	$(7,452)	$(3,050)	$(17,356)
Amounts per share, basic and diluted:
Loss from continuing operations	$(0.04)	$(0.10)	$(0.11)	$(0.40)
Loss from discontinued operations	—	(0.20)	—	(0.31)
Net loss	$(0.04)	$(0.30)	$(0.11)	$(0.71)
Weighted average common shares outstanding, basic and diluted	32,500	24,498	27,721	24,321

(1)Included in cost of platform revenues is amortization of purchased technology	$353	$117	$823	$350